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                                                                 Exhibit 4.4

      March 13, 2001

      Mr. John Baker
      Norwest Bank Minnesota N A.
      Stock Transfer Department
      161 N. Concord Exchange
      South St. Paul, MN 55075


      Dear John:

            This is to advise you that your services as Rights Agent for the Common Stock of our Company are being terminated as of close of business on March 7, 2001.

            We have appointed the American Stock Transfer & Trust Company,
      59 Maiden Lane, New York, New York 10038, as successor Rights Agent for such Common Stock.

            Thank you for all your assistance in the past.


      Very truly yours,

      /s/ Judith E. Siljander

      Judith E. Siljander
      Director of Finance


      Cc: George Karfunkel - American Stock Transfer